  As filed with the Securities and Exchange Commission on July 27, 1999
                                           Registration No. 33-____________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                       _____________________________

                                  FORM S-8

                           REGISTRATION STATEMENT

                                   Under

                         THE SECURITIES ACT OF 1933
                       ______________________________

                              MITY-LITE, INC.
           (Exact name of registrant as specified in its charter)

          Utah                                    87-0448892
(State or other jurisdiction of              (I.R.S. Employer
 incorporation or organization)              Identification No.)

                            1301 West 400 North
                             Orem, Utah  84057
                  (Address of Principal Executive Offices)

                  MITY-LITE, INC. 1997 STOCK INCENTIVE PLAN
                         (Full title of the plans)

                                             Copy to:

Gregory L. Wilson, President         Nolan S. Taylor, Esq.
Mity-Lite, Inc.                      LeBoeuf, Lamb, Greene & MacRae, L.L.P.
1301 West 400 North                  136 South Main Street
Orem, Utah  84057                    1000 Kearns Building
Telephone:  (801) 224-0589           Salt Lake City, Utah  84101-1685
(Name, address, including zip code, Telephone: (801) 320-6700 and telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE
    Title of                      Proposed         Proposed
   Securities      Amount To      Maximum          Maximum        Amount of
      To Be            Be      Offering Price     Aggregate     Registration
   Registered      Registered    Per Share      Offering Price       Fee

Common Stock,
  $0.01 par value   157,050      $23.38(1)        $3,671,044     $1,020.55

Common Stock,
  $0.01 par value    10,000      $11.63(2)        $  116,250     $   32.32

Common Stock,
  $0.01 par value       450      $14.25(2)        $    6,413     $    1.78

Common Stock,
  $0.01 par value   157,500      $14.50(2)        $2,283,750     $  634.88

Common Stock,
  $0.01 par value    87,400      $14.88(2)        $1,300,075     $  361.42

Common Stock,
  $0.01 par value    41,600      $15.81(2)        $  657,800     $  182.87

Common Stock,
  $0.01 par value    20,000      $16.36(2)        $  327,250     $   90.97

Common Stock,
  $0.01 par value    15,000      $17.63(2)        $  264,375     $   73.49

Common Stock,
  $0.01 par value     4,500      $17.75(2)        $   79,875     $   22.21

Common Stock,
  $0.01 par value     5,500      $19.44(2)        $  106,906     $   29.72

Common Stock,
  $0.01 par value     1,000      $19.63(2)        $   19,625     $    5.46
                   --------                       ----------     ---------
Totals              500,000                       $8,833,363     $2,455.67(3)

     (1) Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, estimated solely for the purpose of calculating the registration fee, based upon the average of the final bid and asked prices for Mity-
Lite, Inc. Common Stock as quoted on the NASDAQ National Market System on
July 19, 1999.
     (2) Such shares are issuable upon the exercise of outstanding options with fixed exercise prices. Pursuant to rule 457(h) under the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.
     (3) Pursuant to Rule 429 under the Securities Act, the "reoffer prospectus" included herein is a "combined prospectus" that relates both to the registration statement filed herewith and the Registrant's registration statement on Form S-8 (registration no. 333-11355) filed September 4, 1996.
The number of securities being carried forward is 260 shares of Common Stock, and the amount of filing fee associated with such securities that was previously paid was $0.50.

                             EXPLANATORY NOTE

     Mity-Lite, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 to register shares of its Common Stock. Included with this registration statement is a Reoffer Prospectus of Mity-Lite prepared in accordance with Part I of Form S-3 that covers reoffers or resales of Mity-Lite's Common Stock issued or issuable under the Mity-Lite, Inc. Employee Retirement Plan or the Mity-Lite, Inc. 1997 Stock Incentive Plan to persons who are affiliates of Mity-Lite, as permitted by General Instruction C of Form S-8.

                                    PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     All information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933.

REOFFER PROSPECTUS

                                 MITY-LITE, INC.

                                73,000 Shares of
                                  Common Stock
                            -------------------------

     The officers and directors of Mity-Lite identified in this prospectus periodically will offer and sell for their own accounts up to 25,000 shares of its Common Stock that they acquired or may acquire under the Mity-Lite, Inc. Employee Retirement Plan or the Mity-Lite, Inc. 1997 Stock Incentive Plan. Mity-Lite will not receive any of the proceeds from such sales.

     The selling shareholders propose to sell the shares from time to time to purchasers directly or through underwriters, dealers or agents at prevailing market prices or in negotiated transactions.

     The Common Stock is traded on the Nasdaq National Market under the symbol "MITY." On July 19, 1999, the last sale of the Common Stock as reported on the Nasdaq National Market was $23.00 per share.

     INVESTING IN THE COMMON STOCK INVOLVES RISK. FOR MORE INFORMATION, SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this Prospectus is July 26, 1999.

                             TABLE OF CONTENTS
                                                                        PAGE

Available Information.....................................................6

Incorporation of Information We File With the SEC.........................6

The Company...............................................................7

Risk Factors.............................................................10

Use of Proceeds..........................................................14

Selling Shareholders.....................................................14

Plan of Distribution.....................................................16

Experts..................................................................16

Indemnification of Directors and Officers................................17

Legal Matters............................................................17

                              AVAILABLE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

     We have filed a registration statement on Form S-8 with the SEC covering the Common Stock under the Securities Act of 1933. This prospectus is a part of that registration statement but does not contain all of the information
contained in the Registration Statement and its exhibits.   For further
information about Mity-Lite and the Common Stock, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of those documents.


              INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

     -   Incorporated documents are considered part of the prospectus;

     - We can disclose important information to you by referring you to those documents; and

     - Information that we file with the SEC will automatically update and supersede this prospectus.

     We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the fiscal year ended March 31, 1999 (including the portions of our Annual Report to Shareholders incorporated by reference therein);

     - Definitive Proxy Statement related to our Annual Meeting of Shareholders filed on July 2, 1999;

     - The description of our Common Stock included in our registration statement filed on Form 8-A pursuant to the Exchange Act filed on April 22, 1994;

     -   Current Report on Form 8-K filed on April 23, 1999; and

     -   Current Report on Form 8-K/A filed on June 16, 1999.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before all the Class A common stock offered by this prospectus has been sold:

     -   Reports filed under Section 13(a) and (c) of the Exchange Act;

     - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

     -   Any reports filed under Section 15(d) of the Exchange Act.

     You may request a copy of any information incorporated herein by reference or in the registration statement at no cost, by contacting us at the following address:

                               Mity-Lite, Inc.
                             1301 West 400 North
                              Orem, Utah 84057
                               (801) 224-0589
            Attention: Bradley T Nielson, Chief Financial Officer


                                   THE COMPANY

     Mity-Lite designs, manufactures and markets innovative commercial furniture created to meet the efficiency needs of its customers. We focus on providing premium quality furniture products to niche markets. Our product lines and major markets include:

     - MULTIPURPOSE ROOM FURNITURE, sold both domestically and internationally in educational, recreational, hotel and hospitality, government, office, health care, church and other public assembly markets;

     - SPECIALTY OFFICE SEATING AND SYSTEMS, sold both domestically and internationally in call center, high density office-use, corporate and dispatch markets; and

     - HEALTH CARE SEATING, sold mainly in Canada and the U.S. in the long term health care market.

     Our executive offices are located at 1301 West 400 North, Orem, Utah. Our telephone number is (801) 224-0589.

MULTIPURPOSE ROOM FURNITURE

     FOLDING LEG TABLES. Our multipurpose room furniture is marketed under the Mity-Lite trade name and consists of lightweight, durable, folding leg tables, stacking chairs and other related products used in multipurpose rooms. We have developed and currently manufacture and market 48 different plastic table sizes which come in three standard and a variety of custom colors. These tables are made with several different folding leg and custom color options. We have successfully applied engineering grade plastics and sophisticated manufacturing and assembly methods to produce tables that weigh less and are more durable than competing particle board or plywood table products of similar size. We manufacture our plastic tables using abrasion, stain and water resistant materials. Our cornered tables are constructed using our proprietary high-impact corners that can withstand a two-foot drop without sustaining debilitating damage. All of our plastic tables include reinforced edging. We equip our cornered tables with non-skid pads that facilitate stacking and storage. We believe our plastic table products appeal to our customers because they are durable, lightweight, easy to handle and attractive.

     ELITE(TM) TABLES. We also manufacture and sell Elite(TM) tables, which are distinctive, lightweight, wood conference-style tables with folding legs. We construct Elite(TM) tables using real wood veneers or high pressure laminates, PVC or solid wood edges and a composite honeycomb core. The Elite(TM) line provides elegant, easily removable tables for offices and conference and training rooms.

     STACKING CHAIRS. In addition to our table products, we currently offer five lines of stacking chairs: the MityTuff(R), the MityStack(TM), the MityFlex(TM), the MityDeluxe(TM) and the MityHost(TM). Our chair lines have many standard features that some competitors offer only as options. The MityHost(TM) chair, which we manufacture, has a unique smile-bend frame which creates a curved seat for increase comfort. The legs have unique anti-sway bars which keep seat and legs strong and in place to absorb the shock of every-day use. The back has a strong, one piece, continuous frame which eliminates a weak breaking point and has a convenient handle for easy setup. We purchase our other chair lines from other suppliers and market them under the Mity-Lite name.

     ACCESSORIES. In addition to lightweight, durable tables and stacking chairs, we manufacture and/or market accessory products including table and chair carts, tablecloths, skirting and skirting clips.

SPECIALTY OFFICE SEATING AND OFFICE SYSTEMS

     CENTERCORE CLUSTER FURNITURE. On April 9, 1999, we acquired through our wholly-owned subsidiary, C Core, Inc., certain assets and obligations of The CenterCore Group, Inc., a privately-owned designer, manufacturer and marketer of pod-style panel systems furniture marketed to call centers and other high density office-use environments.

     As a result of the CenterCore acquisition, we now offer a line of cluster furniture, designed to improve productivity and save space in offices and call center environments. CenterCore was the originator of the "cluster concept" design, which benefits high density commercial environments and call centers, as well as the federal government. Within the CenterCore product line are two product families:

     1. The circular Spacemaker2000(TM) system, which provides a simple, cost-conscious solution to meet the needs of call center operations. By situating two to eight workstations in a circular arrangement around a center core, up to 40% more employees can be placed in the same total square footage as a traditional rectangular office system.

     2. The Tec2000(TM) system provides a variety of furniture products for support staff, supervisors and managers, receptionists and team conferences. Available in a wide variety of shapes and sizes, the Tec2000(TM) system combines privacy panels, free-standing modules and various storage options. The Tec2000(TM) system can also integrate with Spacemaker2000(TM) furniture in high-density work environments.

     DO GROUP PRODUCTS. Also included in our specialty office seating and office systems product lines are the products of our affiliate, DO Group, Inc., headquartered in Elkhart, Indiana. We acquired a 49.9% interest in DO Group in March 1997. DO Group's products consist of dispatch seating, big and tall seating, auditorium seating, open-plan systems panel furniture, free standing computer furniture, task seating, ergonomic seating, custom fit seating, secretarial seating, panel clusters, stacking chairs and other related products. DO Group markets its products under the Domore(TM), DO3(TM) Systems, Domore Dispatch Seating(TM), JG Auditorium Seating(TM), Corel Corporate Seating(TM) and DesignSeating(TM) trade names.

     DO Group's office systems products include office panels, movable full height walls, work surfaces, pedestals, storage units, tables and other accessory items used in office cubicles. DO Group offers two styles of panel systems. The DO3(TM) post-to-panel system features ease of assembly and takedown and offers panels in a variety of fabric, laminate or painted surfaces. The Domore(TM) Series System Seven(TM) panel system is a value-oriented panel-to-panel system. Its panels, which are available in a variety of fabric and laminate surfaces, are connected using interlocking hinges. Both the DO3(TM) and Domore(TM) panel systems offer the latest electrical and voice/data transmission capabilities, including access to CAT5 wiring at the beltline level.

     DO Group's seating products are marketed under the Domore(TM), JG(TM), Corel(TM), Stature Seating(TM) and DesignSeating(TM) trade name and consist of ergonomic office task, executive, intensive use, fixed, auditorium and custom seating lines. We believe that the Domore(TM) seating line is a market leader in intensive-use seating, which is seating that is used three shifts per day, seven days per week. The Domore(TM) seating line includes a unique proprietary control, spring cushion seat and lumbar support as well as many other ergonomic features and offers a full line of electrostatic discharge intensive use seating for mission critical environments.

     The Domore(TM) seating line also offers a complete line of big and tall seating for office and 24-hour use. DO Group believes that it provides the only office seating tested to 800 pounds capacity in today's market. Through its JG Auditorium Seating line, DO Group offers a range of four lines of auditorium and classroom seating. The seating is ideal for theater, auditorium, court room and classroom applications. The JG name is known for its high quality, premium-priced seating. Through its Corel product line, DO Group offers a wide range of value-priced ergonomic task, intensive use, stacking and side chairs. Corel products are ideally suited for industrial environments.

     HEALTH CARE SEATING. Through our wholly owned subsidiary, Broda Enterprises, Inc., which we acquired in November 1998, we design, manufacture and market health care seating and accessories used in long term health care facilities located primarily in the United States and Canada. Broda has developed and manufactures 12 different health care chair lines. Most chair models come in two standard sizes and six standard colors. We also custom manufacture other sizes and colors of its standard health care seating products.

     Broda's high-end seating products offer a unique combination of features which differentiate them from the competition. Broda chairs have been tested for interface pressures and stability which, combined with their rigid and durable design, make Broda chairs suitable seating for some of the most challenging long term care residents including those with Huntington's Disease, Alzheimer's or Acquired Brain Injury. In addition, nursing home residents susceptible to skin breakdown, suffering from loss of upper body strength or with other conditions which might otherwise restrict them to bed or place them at risk of self injury or falls, can be safely and comfortably seated in a Broda chair.


                                  RISK FACTORS

     You should carefully consider the following risk factors as well as the other information included and incorporated by reference in this prospectus before deciding to invest in shares of the Common Stock.

OUR MARKETS ARE HIGHLY COMPETITIVE, AND MARKET CONDITIONS AND THE STRENGTHS OF OUR COMPETITORS MAY HARM OUR BUSINESS.

     We sell our products in highly competitive markets. In the future, we expect increased competition from our existing competitors and from other companies that may enter into our markets. If we are unable to continue to manufacture and market high quality, high performance products at competitive prices in our markets, our business may be harmed. Many of our competitors have greater name recognition and greater financial, personnel, manufacturing and marketing resources than we do. Most of the our products are also more expensive than products sold by our competitors in the same markets. Additionally, only certain elements of our products are patented. As a result, unpatented elements could be reverse-engineered and duplicated by competitors who are able to develop the manufacturing equipment and processes to do so.

FAILURE TO MANAGE OUR GROWTH OR TO SUCCESSFULLY INTEGRATE OUR RECENT ACQUISITIONS COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

     We face significant challenges managing our growth and integrating into our operations our recent acquisitions, any of which could harm our revenue and
earnings.    We have grown significantly since 1997 with net sales increasing from $18.7 million in fiscal 1997 to $25.3 million in fiscal 1998 and $29.5 million in fiscal 1999. We also recently added substantial operations through the Broda Enterprises and CenterCore acquisitions, and intend to continue to pursue other complementary acquisitions. Our growth and our recent acquisitions have strained our management team and other resources, and we cannot assure you that we will succeed in effectively managing our expanded operations or continued growth.

FAILURE TO SUCCESSFULLY INTRODUCE NEW PRODUCT LINES OR OTHERWISE INCREASE OUR PRESENCE IN OUR MARKETS MAY LIMIT OUR GROWTH.

     If we fail to develop or acquire new product lines and successfully introduce them into our markets, our continued growth may be limited. Our product-line expansion depends upon, among other things, our ability to develop and/or acquire additional lines of complementary commercial furniture that can be purchased or manufactured in a cost efficient manner and sold at competitive prices in our markets. Except for DO Group, we currently have no commitments, agreements or understandings with respect to any acquisitions of product lines or companies with complementary products or businesses. Increasing our presence in our markets also depends in part upon our ability to expand our in-house sales and customer service staff and locate and hire qualified personnel. We cannot assure you that we will be able to expand our product lines or our sales force and further penetrate our markets.

SHORTAGES OR INTERRUPTIONS IN THE SUPPLY OF RAW MATERIALS COULD HARM OUR PRODUCTION SCHEDULE AND OPERATIONS.

     We acquire many of our product components and other raw materials on a "just-in-time" basis from key suppliers, without maintaining substantial inventory levels. Although we believe we can readily obtain such materials from other suppliers if necessary, any shortages or significant interruptions in the delivery of such materials could harm our production schedule and operations. Additionally, price increases for our raw materials could reduce our profitability if we were unable to pass such price increases through to customers.

OUR FAILURE TO ANTICIPATE FUTURE WARRANTY SERVICE COSTS COULD HARM OUR
BUSINESS.

     We cannot assure you that we will reserve sufficient funds to cover our future warranty service costs, and our business may be harmed as a result. We offer warranties covering materials and workmanship on our existing products and anticipate providing similar warranties for all complementary product lines we develop or acquire. Our warranty service costs were 1.4 percent of net sales or $267,000 in fiscal 1997, 1.5 percent of net sales or $373,000 in fiscal 1998 and 1.6 percent of net sales or $463,000 in fiscal 1999. Despite our continued efforts to reduce warranty claims, warranty service costs may increase in the future. Additionally, we have limited operating experience with the product lines we acquired in our recent acquisitions of CenterCore and Broda Enterprises. As a result, we may fail to accurately predict our future warranty service costs for such products.

MOVING THE CENTERCORE OPERATIONS MAY TEMPORARILY HARM OUR OPERATIONS.

     As part of our acquisition of CenterCore, we have recently moved its corporate headquarters to Elkhart, Indiana and its manufacturing operations to Marked Tree, Arkansas. We cannot assure you that the operations of our subsidiary, C Core, will not be harmed during this transition or that it will not harm our operations as a whole.

OUR EFFORTS TO DEVELOP OR ACQUIRE ADDITIONAL COMPLEMENTARY PRODUCT LINES COULD HARM OUR SHORT-TERM PROFITABILITY.

     Our short-term profitability could be harmed by our decision to develop or acquire complementary product lines, hire additional sales staff and transact additional acquisitions. Various factors, including acquisition related expenses, amortization of goodwill, the ability to find and train qualified personnel, operational transitions, timing of new product introductions and the cost of penetrating new markets and changes in product mix, may harm our results of operations. As we seek to add new product lines to increase our long term profitability, we cannot assure you that we will continue to experience short-term profitability at historical rates or that we will not experience temporary fluctuations in operations.

GOVERNMENT REGULATIONS AND REGULATORY ACTIONS COULD DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.

     Various local, state and federal government authorities, including environmental, health and labor agencies, regulate our operations and products. Changes in the laws and regulations governing our business may impose an increased financial burden upon us which could harm our business or operations. Additionally, actions by federal, state and local governments concerning environmental or other matters could result in regulations that could increase the cost of producing our products. Some of our operations are subject to federal, state and local laws and environmental regulations that impose limitations on the discharge of pollutants into the air. We cannot predict with any certainty our future capital expenditure requirements relating to environmental compliance because of continually changing compliance standards and technology. We do not have insurance coverage for environmental liabilities and do not anticipate obtaining such coverage in the future.

WE MAY FAIL TO EFFECTIVELY IDENTIFY AND RESOLVE SIGNIFICANT YEAR 2000 PROBLEMS WITHIN OUR BUSINESS, OR IMPORTANT SUPPLIERS MAY BE UNABLE TO SUPPLY GOODS AND SERVICES TO US DO TO YEAR 2000 PROBLEMS.

     We may not accurately identify all potential Year 2000 problems within our business, and the corrective measures that we implement may be ineffective or incomplete. Any such problems could interrupt our ability to manufacture products, process orders and ship products. Such consequences could significantly harm our operations. Similar problems and consequences could result if any of our key suppliers, such as carriers, manufacturers and suppliers, experience Year 2000 problems.

OUR CURRENT DIRECTORS AND EXECUTIVE OFFICERS TOGETHER CONTROL APPROXIMATELY 55% OF THE VOTING POWER OF THE COMMON STOCK AND HAVE GENERAL CONTROL OF MITY-LITE'S AFFAIRS.

     Approximately 55% of the outstanding shares of Common Stock are beneficially owned by current directors and executive officers of Mity-Lite. As a result, our current directors and officers are in a position to elect at least a majority of the Board of Directors of the Company, to dissolve, merge or sell the assets of Mity-Lite and, generally, to direct its affairs.

OUR UNISSUED PREFERRED STOCK AND THE APPLICATION OF THE UTAH CONTROL SHARES ACQUISITION ACT COULD DISCOURAGE A CHANGE OF CONTROL OR OTHER CORPORATE ACTION.

     The possibility of issuing Preferred Stock under certain circumstances could delay or prevent a change of control or other corporate action in Mity-Lite, and may dilute the interests of the holders of Common Stock. Our Board of Directors without further action by the holders of Common Stock, may issue up to 3,000,000 shares of Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights and the description of and number of shares constituting any wholly-unissued series of Preferred Stock. No shares of Preferred Stock presently are outstanding, and we currently have no plans to issue shares of Preferred Stock.


     The Utah Control Shares Acquisition Act applies to us and may discourage a change in control of Mity-Lite without the shareholders' consent. The Control Shares Acquisition Act mandates that whenever a person either directly or indirectly, or alone or as part of a group, acquires shares that result in ownership of more than one-fifth, one-third or a majority of the voting power of a Utah corporation, the shares acquired may not vote unless such acquisition was approved by the shareholders. We have not elected in our Articles of Incorporation or Bylaws to not have the Utah Control Shares Acquisition Act apply to us. Consequently, the Control Shares Acquisition Act will apply to us.

FORWARD-LOOKING STATEMENTS.

     Certain statements made above in this filing are "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. In addition, when used in this filing, the words or phrases "expect," "intend," "will continue," "anticipate," "we believe," "estimate," "project" and similar expressions are intended to identify "forward-looking statements" within the meaning of the Exchange Act and the Securities Act.

     Forward-looking statements include plans and objectives of management for future operations, including plans and objectives relating to the products, marketing, customers, product line expansions, manufacturing process and potential acquisitions. These forward-looking statements involve risks and uncertainties and are based on certain assumptions that may not be realized. Actual results and outcomes may differ materially from those discussed or anticipated. The forward-looking statements and associated risks set forth herein and elsewhere in this filing relate to:

     -   Our intention to expand into new markets;

     - Our ability to locate and consummate acquisitions of complementary product lines or companies on terms acceptable to us and integrate such acquisitions together with our recent acquisitions into our operations;

     - Our expectation that we will be able to successfully address any issues relating to the Year 2000 problem, including (a) our ability to timely and adequately test our systems affected by the Year 2000 problem, and (b) our ability to remedy the material Year 2000 problems and remedy such problems in a manner that will not materially harm our financial condition or results of operations;

     - Our intention to expand and introduce new product lines to existing customers; and

     - Our expectation that we will be able to expand into new market segments by developing new products or acquiring other products or businesses in such segments.

     All forward-looking statements involve predictions and are subject to known and unknown risks and uncertainties, including those discussed in the Risk Factors above, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We caution you to not place undue reliance on any such forward-looking statements, which speak only as of the date made.


                              USE OF PROCEEDS

      Each selling shareholder will receive all of the net proceeds from the sale of the shares owned by such selling shareholder and offered hereby. We will not receive any of the proceeds from the sale of the shares.


                           SELLING SHAREHOLDERS

     Set forth below for each of the selling shareholders is the number of shares of Common Stock that each of them may sell under this prospectus. As directors or officers of Mity-Lite, all of the selling shareholders are affiliates of Mity-Lite. The shares being offered under this prospectus were acquired by the selling shareholders pursuant to the Mity-Lite, Inc. Employee Retirement Plan or may be issued to the selling shareholders by exercising options granted to them pursuant to the Mity-Lite, Inc. 1997 Stock Incentive Plan. The number of shares of Common Stock offered for sale by each selling shareholder may be updated in, and additional individuals who may be affiliates of Mity-Lite may be added as selling shareholders hereunder by supplements and/or amendments to this prospectus.

=============================================================================
                                Number of                        Shares
                                 Shares       Number of        Owned After
                              Beneficially   Shares Being       Offering
      Name                      Owned(1)       Offered      Number    Percent
=============================================================================
Gregory D. Dye(2), Corporate
  secretary                      10,035        10,035            0    0.00%
-----------------------------------------------------------------------------
Paul R. Killpack(3),
  Treasurer                      13,225        13,225            0    0.00%
-----------------------------------------------------------------------------
Kenneth Law(4), Vice
  president, manufacturing       68,528         5,500       63,028    1.96%
-----------------------------------------------------------------------------
Bradley T Nielson(5), Chief
  financial officer and
  chief operating officer        86,800        25,000       61,800    1.92%
-----------------------------------------------------------------------------
Gregory L. Wilson(6),
  President and chief
  executive officer             855,704        20,000      835,704   26.08%
=============================================================================

(1) Includes securities that have been obtained by exercising stock options granted under the provisions of the Mity-Lite, Inc. 1990 Stock Option Plan and that are currently being held, securities that can be acquired by such person upon the exercise of options granted under the Mity-Lite, Inc. 1990 Stock Option Plan and the 1997 Stock Incentive Plan, securities held through the Mity-Lite, Inc. Employee Retirement Plan (the "401-K plan") and shares beneficially owned, but unrelated to the Plans.

(2) Includes 10,000 shares that can be issued to Mr. Dye from the exercise of unvested options and 35 shares held by Mr. Dye through the 401-K plan. These unvested options will vest one-quarter per year for four years beginning January 2000.

(3) Includes 2,500 shares Mr. Killpack had the right to acquire within 60 days following July 1, 1999, 225 shares held by Mr. Killpack in the 401-K plan, and 10,500 shares that can be issued to Mr. Killpack from the exercise of unvested options. 2,500 unvested options vest each year for the next three years beginning May 2000 and 750 unvested options vest each year for the next four years beginning January 2000.

(4) Includes 9,987 shares obtained from the exercise of stock options, 300 shares owned individually by Mr. Law, 4,774 shares owned individually by Fern Law, his spouse, 47,467 shares Mr. Law had the right to acquire within 60 days following June 29, 1999, 333 shares Mrs. Law had the right to acquire within 60 days following June 29, 1999, 5,000 shares that can be issued to Mr. Law from the exercise of unvested options, and 667 shares that can be issued to Mrs. Law from the exercise of unvested options. 167 of Mrs. Law's unvested options will vest in October 1999 with the remaining vesting one third per year for the three years beginning July 2000. Mr. Law's unvested options will vest one-quarter per year for four years beginning January 2000.

(5) Includes 16,600 shares obtained from the exercise of stock options, 51,866 shares Mr. Nielson had the right to acquire within 60 days following July 1, 1999, and 18,334 shares that can be issued to Mr. Nielson from the exercise of unvested options. 3,334 of these unvested options will vest in May 2000 with the remaining options vesting one-quarter per year for four years beginning January 2000.

(6) Includes 389,409 shares owned individually by Mr. Wilson, 435,209 shares owned individually by his spouse, Kathleen Wilson, 11,086 shares held by Kathleen Wilson as the custodian for the Wilson children and 20,000 shares that can be issued to Mr. Wilson from the exercise of unvested options. These unvested options will vest one-quarter per year for four years beginning January 2000.


                           PLAN OF DISTRIBUTION

     The selling shareholders may offer their shares from time to time either acting as principals for their own accounts or through broker-dealer firms.
Any such transactions may be effected at prices and at terms then prevailing, at prices related to the then-current market price or in negotiated transactions. Such broker-dealers may receive compensation in the form of discounts, concessions and commissions from the selling shareholders for whom they may act as agent in such transactions. The selling shareholders will bear all discounts, concessions and commissions incurred in the sale of the shares. The selling shareholders and any broker-dealers that participate in the distribution of the Shares offered hereby may be deemed to be underwriters under the 1933 Act, and any profit on the sale of such securities by them, and any discount, concession or commission received by any such broker-dealer, may be deemed to be an underwriting discount or commission under the 1933 Act.


                                  EXPERTS

      The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article IV of our Amended and Restated Articles of Incorporation and
Article 9 of our Amended and Restated Bylaws, as amended by the First Amendment to the Amended and Restated Bylaws, and in accordance with Section 16-10a-901 et seq. of the Utah Revised Business Corporation Act, as amended (the "Utah Act"), provide that we may, to the maximum extent and in the manner permitted by the Utah Act, as amended, indemnify an individual made a party to a proceeding because he is or was a director of our Company against liability incurred in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, if the individual's conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, our company's best interests, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. We may also indemnify any officer who is not also a director to a greater extent, if not inconsistent with public policy and, if provided for by the our Articles of Incorporation or Bylaws, by general or specific action of its Board of Directors, or by contract.

     We have also entered into Indemnification Agreements with our officers and directors. These Indemnification Agreements are substantially similar in effect to our Bylaws and Articles of Incorporation relative to providing indemnification to the maximum extent allowed and in the manner permitted by the Utah Act. Additionally, such Indemnification Agreements contractually bind the Company with respect to indemnification and contain certain exceptions to indemnification, but do not limit the indemnification available pursuant to the Company's Bylaws or Articles of Incorporation or under the Utah Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                               LEGAL MATTERS

      Certain legal matters relating to the shares will be passed upon for the Company by LeBoeuf, Lamb, Greene & MacRae, L.L.P., 1000 Kearns Building, 136 South Main Street, Salt Lake City, Utah 84101-1685.


                                   PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     Mity-Lite, Inc. (the "Company") hereby incorporates by reference into this registration statement the following documents or information filed with the Securities Exchange Commission:

     - Annual Report on Form 10-K for the fiscal year ended March 31, 1999 (including the portions of our Annual Report to Shareholders incorporated by reference therein);

     - Definitive Proxy Statement related to our Annual Meeting of Shareholders filed on July 2, 1999;

     - The description of the Common Stock included in our registration statement filed on Form 8-A pursuant to the Exchange Act dated April 22, 1994;

     -   Current Report on Form 8-K filed on April 23, 1999; and

     -   Current Report on Form 8-K/A filed on June 16, 1999.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all shares of common stock offered have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IV of the Company's Amended and Restated Articles of Incorporation and Article 9 of the Company's Amended and Restated Bylaws, as amended by the First Amendment to the Amended and Restated Bylaws, and in accordance with
Section 16-10a-901 et seq. of the Utah Revised Business Corporation Act, as amended (the "Utah Act"), provide that the Company may, to the maximum extent and in the manner permitted by the Utah Act, indemnify an individual made a party to a proceeding because he is or was a director of the Company against liability incurred in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, if the individual's conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the Company's best interests, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The liability against which indemnification is applicable is the liability incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan), or reasonable expenses. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the individual's conduct was not in good faith, that the individual did not reasonably believe that his conduct was in, or not opposed to, the Company's best interests, or that, in the case of any criminal proceeding, the individual had reasonable cause to believe his conduct was unlawful. The Company may also indemnify any officer of the Company who is not also a director to a greater extent, if not inconsistent with public policy and, if provided for by the Company's Articles of Incorporation or Bylaws, by general or specific action of its Board of Directors, or by contract.

     The Company may not indemnify an individual unless authorized and a determination is made in the specific case that indemnification of the individual is permissible in the circumstances because his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the Company's best interests, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company may not advance expenses to any individual to whom the Company may ultimately be responsible for indemnification unless authorized in the specific case and after the individual furnishes the following to the Company: (1) a written affirmation of his good faith belief that his conduct was in good faith, that he reasonably believed his conduct was in, or not opposed to, the Company's best interests, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; and (2) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct referenced in part (1) of this sentence. In addition to the individual furnishing the aforementioned written affirmation and undertaking in order for the Company to advance expenses, the determination must also be made that the facts then known to those making the determination would not preclude indemnification.

     All determinations relative to indemnification must be made as follows:
(1) by the Board of Directors of the Company by a majority vote of those present at a meeting at which a quorum is present, with only those directors not parties to the proceeding being counted in satisfying the quorum requirement; or (2) if a quorum cannot be obtained as contemplated in part (1) of this sentence, by a majority vote of a committee of the Board of Directors designated by the Board of Directors of the Company, which committee shall consist of two or more directors who are not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of the directors to serve on the committee; or (3) by special legal counsel selected by the Board of Directors or its committee in the manner prescribed in part (1) or part (2) of this sentence (however, if a quorum of the Board of Directors cannot be obtained under part (1) of this sentence and a committee cannot be designated under part
(2) of this sentence, then such special legal counsel shall be selected by a majority vote of the full Board of Directors, in which selection directors who are parties to the proceeding may participate); or (4) by the shareholders, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting.

     The Company has also entered into Indemnification Agreements with its officers and directors. These Indemnification Agreements are substantially similar in effect to the Company's Bylaws and Articles of Incorporation relative to providing indemnification to the maximum extent allowed and in the manner permitted by the Utah Act. Additionally, such Indemnification Agreements contractually bind the Company with respect to indemnification and contain certain exceptions to indemnification, but do not limit the indemnification available pursuant to the Company's Bylaws or Articles of Incorporation or under the Utah Act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8.  EXHIBITS.

     EXHIBIT NO.     DESCRIPTION
     -----------     -----------
      4.1            Amended and Restated Articles of Incorporation
                     [incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 (No. 33-76758-D)(the
                     "Form SB-2")]

      4.2 Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Form SB-2)

      4.3            Form of Stock Certificate (incorporated by reference to
                     Exhibit 4.1 to the Form SB-2)

      5              Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

     23.1            Consent of Deloitte & Touche LLP

     23.2            Consent of Crowe, Chizek and Company LLP

     23.3            Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                     (included in Exhibit 5)

     24 Power of Attorney (included in the signature pages hereto)

     99.1 Summary Plan Description and Basic Plan Document for the 1995 Mity-Lite, Inc. Employee Retirement Plan (incorporated by reference to the Exhibit 10.26 to the Company's Form 10-KSB for the year ended March 31, 1996)

     99.2 1997 Stock Incentive Plan and Form of Agreements (incorporated by reference to Exhibit 10.32 to the Company's Form 10-KSB for the year ended March 31, 1998

ITEM 9.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
               Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information required to be included in a post-effective amendment by those paragraphs that is contained in periodic reports filed by the registrant pursuant to
               Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.


                                SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orem, State of Utah, on July 26, 1999.

                                    MITY-LITE, INC.
                                     (Registrant)


                                    By:   /s/ Gregory L. Wilson
                                          Gregory L. Wilson
                                          Its:  President and Chief Executive
                                          Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers or directors of the registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Gregory L. Wilson as attorney-in-fact in his name, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their names and hereby ratify all that said attorney-in-fact may do by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                  TITLE                            DATE

/s/ Gregory L. Wilson    Chairman of the Board,           July 26, 1999
Gregory L. Wilson          President, Chief Executive
                           Officer and Director
                           (Principal Executive Officer)

/s/ Bradley T Nielson    Chief Financial Officer and      July 26, 1999
Bradley T Nielson          Chief Operating Officer (Chief
                           Financial and Accounting
                           Officer)

/s/ Ralph E. Crump       Director                         July 26, 1999
Ralph E. Crump

/s/ Pater Najar          Director                         July 26, 1999
Peter Najar

/s/ C. Lewis Wilson      Director                         July 26, 1999
C. Lewis Wilson

                             INDEX TO EXHIBITS

Exhibit No.    Description
-----------    -----------

  4.1          Amended and Restated Articles of Incorporation
               [incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 (No. 33-76758-D) (the "Form SB-2")]

  4.2          Amended and Restated Bylaws (incorporated by
               Reference to Exhibit 3.2 to the Form SB-2)

  4.3 Form of Stock Certificate (incorporated by reference To Exhibit 4.1 to the Form SB-2)

  5            Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

 23.1          Consent of Deloitte & Touche LLP

 23.2          Consent of Crowe, Chizek and Company LLP

 23.3          Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
               (included in Exhibit 5)

 24 Power of Attorney (included in the signature page hereto)

 99.1 Summary Plan Description and Basic Plan Document for the 1995 Mity-Lite, Inc. Employee Retirement Plan (incorporated by reference to the Exhibit 10.26 to The Company's Form 10-KSB for the year ended March 31, 1996)

 99.2          1997 Stock Incentive Plan and Form of Agreements
               (incorporated by reference to Exhibit 10.32 to the
               Company's Form 10-KSB for the year ended March 31,
               1998)